As filed with the Securities and Exchange Commission on June 1, 2017
Registration No. 333- 36881
Registration No. 333-142848
Registration No. 333-198065

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________
PICO Holdings, Inc.
(Exact name of registrant as specified in its charter)
____________________

Delaware	94-2723335
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7979 Ivanhoe Avenue, Suite 300
La Jolla, CA 92037
(Address, including zip code, of Principal Executive Offices)
____________________
PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust
PICO Holdings, Inc. 2005 Long-Term Incentive Plan
PICO Holdings, Inc. 2014 Equity Incentive Plan
(Full title of the plans)
____________________
Maxim C.W. Webb
President and Chief Executive Officer
PICO Holdings, Inc.
7979 Ivanhoe Avenue, Suite 300
La Jolla, CA 92037
(858) 456-6022
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________
Copies to:
Jason L. Kent, Esq.
Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
(858) 550-6000
_____________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
See Below (1)	NA	NA	NA	NA
(1)     No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333- 36881, 333-142848 and 333-198065).  Therefore no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and constitutes Post-Effective Amendment No. 1 to the Registration Statements Nos. 333-142848, 333-198065 and 333-36881 (the “Registration Statements”) by PICO Holdings, Inc., a California corporation (“PICO CA”), and the predecessor of PICO Holdings, Inc., a Delaware corporation (“PICO DE” or the “Registrant”). PICO DE succeeded to the interests of PICO CA following a reincorporation effected pursuant to an Agreement and Plan of Merger, dated as of May 31, 2017 (the “Merger Agreement”), between PICO DE and PICO CA. The Merger Agreement provided for, among other things, the merger of PICO CA with and into PICO DE, a wholly owned subsidiary of PICO CA (the “Merger”). The Merger Agreement was approved by the shareholders of PICO CA at the Annual Meeting of Shareholders on May 4, 2017 for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of the Merger, upon the effective date of the Merger, each outstanding share of PICO CA common stock, par value $0.001, was automatically converted into one share of common stock, $0.001 par value, of the Registrant. Immediately prior to the consummation of the Merger, the Registrant had nominal assets and liabilities.

In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, as successor issuer to PICO CA, hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the original filing of these Registration Statements.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed on March 3, 2017.

2.
The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 from its definitive proxy statement on Schedule 14A (other than information furnished rather than filed), as filed on March 21, 2017.

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as filed on May 5, 2017.

4.	The Company’s Current Reports on Form 8-K (other than information furnished rather than filed) filed on January 30, 2017, March 30, 2017, April 11, 2017, May 10, 2017 and June 1, 2017.

5.	The PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust Annual Report on Form 11-K for the year ended December 31, 2015, as filed on June 29, 2016.

6.	The description of the Company’s Common Stock which is contained in the Company’s Current Report on Form 8-K filed on June 1, 2017.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of From 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally allows PICO DE to indemnify directors and officers for all expenses, judgments, fines and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of PICO DE and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by PICO DE if the applicable standard of conduct set forth in Section 145 has been met by the indemnified party upon a determination made by (i) the PICO DE board of directors by majority vote of a quorum consisting of directors not a party to the matter in respect of which indemnification is sought; (ii) if such a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly designated by the PICO DE board of directors consisting solely of two or more directors not a party to the matter in respect of which indemnification is sought; (iii) if such a committee cannot be designated, by any independent legal counsel selected by the PICO DE board of directors; or (iv) if such independent legal counsel determination cannot be obtained, by majority vote of a quorum of stockholders consisting of stockholders who are not parties to the proceeding, or if no such quorum is obtainable, by a majority vote of stockholders who are not parties to the proceeding.

The PICO DE bylaws provide for indemnification of its directors and officers to the fullest extent permitted by law.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The PICO DE certificate of incorporation includes such a provision. As a result of this provision, PICO DE and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

As permitted by the DGCL, PICO DE has entered into indemnity agreements with each of its executive officers and directors. The indemnity agreements incorporate the relevant provisions of the DGCL and require us, among other things, to indemnify our executive officers and directors for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by each executive officer or director in any action or proceeding arising out of their services as one of PICO DE’s executive officers or directors, or to any of its subsidiaries or any other company or enterprise to which such person provides services at PICO DE’s request.

There is at present no pending litigation or proceeding involving any of PICO DE’s directors or executive officers as to which indemnification is required or permitted, and PICO DE is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

PICO DE has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description of Document
3.1(1)	Certificate of Incorporation of PICO Holdings, Inc.
3.2(1)	Bylaws of PICO Holdings, Inc.
5.1	Opinion of Cooley LLP
23.1	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP
23.2	Consent of Independent Registered Public Accounting Firm - Mayer Hoffman McCann P.C.
23.3	Consent of Cooley LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to the exhibit of the same number from the Company’s Current Report on Form 8-K as filed with the Commission on June 1, 2017.

Item 9.    Undertakings.

The Registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

(A)    Paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(B)    Paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the Registration Statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or, as to a Registration Statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(C)    Provided further, however, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is for an offering of asset-backed securities on Form SF-1 or Form SF-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions and arrangements that exist whereby the Registrant may indemnify such persons against liabilities arising under the Securities Act, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of The Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California on June 1, 2017.

PICO Holdings, Inc.

/s/ Maxim C.W. Webb
Maxim C.W. Webb
Chief Executive Officer,
President and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors does hereby constitute and appoint Maxim C.W. Webb and John T. Perri, and each of them, or their substitute or substitutes, as his or her true and lawful attorneys-in-fact and agents, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorneys and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement and to any and all instruments, documents or exhibits filed as part of or in conjunction with this registration statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof. In witness whereof, each of the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Maxim C.W. Webb	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	June 1, 2017
Maxim C.W. Webb
/s/ John T. Perri	Chief Financial Officer and Secretary (Principal Financial Officer)	June 1, 2017
John T. Perri
/s/ Daniel B. Silvers	Lead Independent Director	June 1, 2017
Daniel B. Silvers
/s/ Gregory Bylinsky	Director	June 1, 2017
Gregory Bylinsky
/s/ Andrew F. Cates	Director	June 1, 2017
Andrew F. Cates
/s/ Eric H. Speron	Director	June 1, 2017
Eric H. Speron

EXHIBIT INDEX

Exhibit No.	Description of Document
3.1(1)	Certificate of Incorporation of PICO Holdings, Inc.
3.2(1)	Bylaws of PICO Holdings, Inc.
5.1	Opinion of Cooley LLP
23.1	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP
23.2	Consent of Independent Registered Public Accounting Firm - Mayer Hoffman McCann P.C.
23.2	Consent of Cooley LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to the exhibit of the same number from the Company’s Current Report on Form 8-K as filed with the Commission on June 1, 2017.